CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES FIRST QUARTER RESULTS
First Quarter Gross Margin Expands 510 Basis Points
First Quarter Operating Profit Grows 115% to $5.0 Million

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the first quarter of 2026.

First Quarter 2026 Overview
•Revenue declined 8.6% to $122.0 million compared to $133.4 million
•Gross margin increased 510 basis points to 29.7% compared to 24.6%
•Operating profit increased 115% to $5.0 million compared to $2.3 million
•Diluted earnings per share was $0.26 compared to $0.13

“We experienced strong margin gains in the first quarter that more than offset lower sales to deliver a meaningful improvement in profitability,” said R. Scott Tidey, President and Chief Executive Officer. “The significant gross margin expansion reflects the benefits from both the foreign trade zone in our distribution center, which allowed us to immediately capitalize on the Supreme Court’s ruling on IEEPA tariffs, and the difference in timing between our price increases and the impact from higher costs. We are taking advantage of these temporary tailwinds and reinvesting the earnings upside in additional promotional programs to fuel increased demand. This is giving us confidence to reiterate our financial targets for 2026 despite the recent downturn in consumer sentiment and heightened macroeconomic uncertainty.”

Results of the First Quarter 2026 Compared to the First Quarter 2025
Total revenue declined $11.4 million, or 8.6%, to $122.0 million. The revenue decline was primarily driven by lower volumes in the Company's U.S. Consumer business due to lower consumer sentiment and overall macroeconomic uncertainty, partially offset by strong double digit increase in the Health business revenue.
Gross profit was $36.2 million, or 29.7% of total revenue, compared to $32.8 million or 24.6% of total revenue. The increase in gross profit margin is primarily due to favorable pricing and customer mix, partially offset by higher product costs. The margin improvement included a one-time benefit of 190 bps related to the sell-through of inventory impacted by previously anticipated IEEPA tariffs that were eliminated following the February 2026 United States Supreme Court ruling that the IEEPA does not authorize the U.S. President to impose tariffs. This benefit is non-recurring and will not persist beyond the sell-through of the affected inventory.
Selling, general and administrative expenses (SG&A) increased to $31.2 million compared to $30.5 million. The increase was primarily driven by $1.4 million in accelerated depreciation of the Company's legacy enterprise resource planning (ERP) system, partially offset by the benefit of restructuring actions taken by management during the second quarter of the prior year.
Operating profit was $5.0 million compared to $2.3 million.
Income tax expense was $1.4 million compared to $0.7 million in the prior year period.
Net income was $3.5 million, or $0.26 per diluted share, compared to $1.8 million, or $0.13 per diluted share.

Cash Flow and Debt
For the three months ended March 31, 2026, net cash provided by operating activities was $3.3 million, compared to $6.6 million cash provided for the three months ended March 31, 2025. The decrease was primarily driven by higher net working capital, including a planned increase in accounts receivable following the Company's decision to transition away from our arrangement with a financial institution to sell certain U.S trade receivables of a single customer which shifted the timing of cash receipts. This was partially offset by lower incentive payout compared to 2025.
For the three months ended March 31, 2026, the Company repurchased 55,413 shares of its Class A common stock at prevailing market prices for an aggregate purchase amount of $0.9 million and paid $1.6 million in dividends during the first quarter of 2026.
On March 31, 2026, net debt was $2.6 million compared to net debt of $1.7 million on March 31, 2025. Net debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
Based on first quarter results and the plan to reinvest the earnings upside from the first quarter into additional promotional programs to drive demand, Hamilton Beach is reiterating its previously issued 2026 guidance. The Company still expects revenue growth to approach mid-single digit range in 2026 inclusive of a partial offset caused by the expiration of the Company's Bartesian licensing agreement at the end of 2025. Gross margins are expected to be similar to slightly better than 2025's level and operating profit to decline low teens on a percentage basis, inclusive of an incremental $6 million in planned advertising spend in 2026 to support the Company's strategic growth initiatives and approximately $6 million in accelerated depreciation associated with the Company's legacy ERP system. The Company expects cash flow from operating activities less cash used for investing activities for 2026 to be in the range of $35 million to $45 million.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, May 6, 2026, at 4:30 p.m. Eastern time. The call may be accessed by dialing 833-461-5787 (toll free), International 585-542-9983. Conference ID: 130751418. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand name small electric household and specialty housewares appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, and Weston®, as well as premium brands Hamilton Beach Professional® and Lotus®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products and CloroxTM home appliances. The Company has multiyear agreements to design, sell, market, and distribute Numilk® plant-based milk makers and Sunkist® commercial juicers and sectionizers. Hamilton Beach Health, which owns HealthBeacon, is expanding the Company's presence in the home health and medical markets through connected medical devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of consumer purchases of small electric household and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of price increases or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2025. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

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HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2026	2025
	(In thousands, except per share data)
Revenue	$121,963	$133,372
Cost of sales	85,771	100,601
Gross profit	36,192	32,771
Selling, general and administrative expenses	31,224	30,458
Operating profit (loss)	4,968	2,313
Interest (income) expense, net	(78)	(72)
Other (income) expense, net	94	(149)
Income (loss) before income taxes	4,952	2,534
Income tax expense (benefit)	1,413	729
Net income (loss)	$3,539	$1,805

Basic and diluted earnings (loss) per share	$0.26	$0.13

Basic weighted average shares outstanding	13,571	13,769
Diluted weighted average shares outstanding	13,589	13,788

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	MARCH 31 2026	DECEMBER 31 2025	MARCH 31 2025
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$47,416	$47,313	$48,296
Trade receivables, net	89,280	110,535	82,331
Inventory	130,330	133,833	165,890
Prepaid expenses and other current assets	16,659	13,052	16,931
Total current assets	283,685	304,733	313,448
Property, plant and equipment, net	28,151	30,253	34,015
Right-of-use lease assets	33,502	34,614	37,961
Goodwill	7,099	7,099	7,099
Deferred income taxes	3,472	3,607	7,115
Other non-current assets	14,223	17,318	18,382
Total assets	$370,132	$397,624	$418,020
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$68,471	$86,376	$126,342
Accrued compensation	5,143	13,956	5,302
Accrued product returns	7,675	7,875	7,074
Lease liabilities	5,490	5,497	5,531
Other current liabilities	8,322	9,529	14,589
Total current liabilities	95,101	123,233	158,838
Revolving credit agreements	50,000	50,000	50,000
Lease liabilities, non-current	35,181	36,416	40,184
Other long-term liabilities	5,081	5,130	5,817
Total liabilities	185,363	214,779	254,839
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—	—
Class A Common stock	121	119	118
Class B Common stock	36	36	36
Capital in excess of par value	81,979	80,795	77,821
Treasury stock	(36,419)	(35,213)	(29,575)
Retained earnings	145,798	143,888	124,083
Accumulated other comprehensive loss	(6,746)	(6,780)	(9,302)
Total stockholders’ equity	184,769	182,845	163,181
Total liabilities and stockholders’ equity	$370,132	$397,624	$418,020

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED MARCH 31
	2026	2025
	(In thousands)
Operating activities
Net income (loss)	$3,539	$1,805
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,614	1,225
Stock compensation expense	1,186	1,156
Other	225	(935)
Net changes in operating assets and liabilities:
Trade receivables	21,410	34,899
Inventory	3,127	(40,645)
Other assets	782	7,178
Accounts payable	(18,092)	22,031
Other liabilities	(11,487)	(20,094)
Net cash provided by (used for) operating activities	3,304	6,620
Investing activities
Expenditures for property, plant and equipment	(320)	(516)
Net cash provided by (used for) investing activities	(320)	(516)
Financing activities
Cash dividends paid	(1,629)	(1,585)
Purchase of treasury stock	(1,206)	(3,373)
Net cash provided by (used for) financing activities	(2,835)	(4,958)
Effect of exchange rate changes on cash and cash equivalents	(46)	626
Cash and cash equivalents
Increase (decrease) for the period	103	1,772
Balance at the beginning of the period	47,313	46,524
Balance at the end of the period	$47,416	$48,296

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as total debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	MARCH 31 2026	DECEMBER 31 2025	MARCH 31 2025
	(In millions)
Total debt	$50.0	$50.0	$50.0
Less: cash and cash equivalents	$(47.4)	$(47.3)	$(48.3)
Net (cash) debt	$2.6	$2.7	$1.7